Exhibit 99.1

Morgan Stanley	Memorandum

March 24, 2015

To:                  All Employees

From:             James Gorman

After a 28-year career at Morgan Stanley, Ruth Porat has decided to leave the Firm to take on a new role in Silicon Valley and return to her California roots.  It is with a heavy heart that we see her go.  Ruth joined Morgan Stanley in 1987 and has played a number of key roles at the Firm, from her time leading the tech banking franchise during the Internet boom, to leading the FIG banking team during the financial crisis, then as CFO partnering with the senior team to transform Morgan Stanley for the new regulatory environment.  She has been a mentor and sponsor to many colleagues, and a role model for even more.  Her tremendous energy, diligence and insight have been an enormous asset to the Firm.

Over the course of the last five years, Ruth’s work has been instrumental in putting Morgan Stanley on our front foot again.  On a personal level, Ruth has been a terrific partner and friend. Over the many hundreds of hours we have spent working together, she has won my great affection and highest esteem, a sentiment I know our Board members and Operating Committee members share.  I respect her decision that now is the right time to make a change in her career, and I am excited for Ruth in her next chapter.  Ruth has always maintained her ties to California, serving on the Stanford Board, visiting family, and working with clients there.  I have no doubt she will succeed in her new role.  Ruth will continue with us through the end of April.  She has built a strong team here that will continue to deliver excellence.

Jonathan Pruzan, currently Co-Head of the Global Financial Institutions Group in Investment Banking, will be appointed CFO upon Ruth’s departure.  Jon joined Morgan Stanley in 1994 and has spent more than 20 years at the Firm working with financial institution clients.  He understands the current regulatory environment, having shepherded clients through the Fed’s stress test and CCAR processes.  He brings both great technical skill and proven leadership to this new role.  Jon has served on the Morgan Stanley/MUFG steering committee since 2013 and will continue to do so.  He will join the Firm’s Operating Committee and Management Committee.

Healthy change maintains the vitality of an organization, and energizes and engages individual leaders at every level of the Firm.  These changes are part of our continued path forward from a period of repositioning to a period of growth.  I hope you will all join me in wishing Ruth well in her next adventure, and congratulating Jon on his new role.